Exhibit (a)(3)

FOR IMMEDIATE RELEASE

ARI Announces Stock Option Exchange Program

Voluntary Program Open to All ARI Employees,  Officers and Board Members

Milwaukee, Wis., October 22, 2003 — ARI (OTCBB:ARIS), a leading provider of catalog-enabled business solutions that connect equipment manufacturers with their service and distribution networks, announced today that its Board of Directors has approved a voluntary Stock Option Exchange Program.

Under the Program, eligible employees will be given the opportunity to exchange  previously granted options for an equal number of new options (a 1:1 ratio) to be granted on or after May 20, 2004.  The Company’s officers and board members will be given the opportunity to exchange three old options for two new options (a 3:2 ratio).  The exercise price of the new options will be the fair market value of the Company’s common stock on the new grant date.

“ARI’s ability to succeed in a soft economy is due, in great part, to our core team of  talented, committed employees, officers and directors,” said Brian E. Dearing, chairman and chief executive officer of ARI.  “This is our way of rewarding our team for their commitment to growing the business, as well as retaining and motivating them to achieve even greater success.  A motivated, committed team is critical to the continued success of the Company and to long-term growth in shareholder value,” added Dearing.

“Furthermore, this action will have the effect of reducing the ‘overhang’ associated with the Company’s option programs,” added Dearing.  “Currently, we have a total of 503,936 options outstanding under the 1991 Employee Stock Option Plan and the 1993 Director Stock Option Plan.    Since most of the options under these Plans are prime candidates to be exchanged, the effect of the Exchange Program will be to reduce the total number of options in the options pool because these Plans have now expired, and any options from these plans which are turned in may not be re-granted.  For example, if 90% of the options with strike prices over $2.50 are exchanged, the options ‘overhang’ would be reduced by 23%, which will be good for our shareholders., “ concluded Dearing.

ARI is a leading provider of electronic catalog-enabled business solutions for sales, service and life-cycle product support in the manufactured equipment market.  ARI currently provides approximately 80 parts catalogs (many of which contain multiple lines of equipment) for approximately 60 equipment manufacturers in the U.S. and Europe.  More than 75,000 catalog subscriptions are provided through ARI to over 20,000 dealers and distributors in more than 100 countries in a dozen segments of the worldwide manufactured equipment market including outdoor power, recreation vehicle, floor maintenance, auto and truck parts aftermarket, power sports, marine and construction.  The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services.  ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points.  In addition, ARI also provides a template-based dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website.  ARI currently operates three offices in the United States and one in Europe and has sales and service agents in Australia, England and France providing marketing and support of its products and services.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning. Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows. The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements. Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-K for fiscal year ended July 31, 2002 filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Nancy Krajcir-Bennett

ARI

Tel:  (414) 973-4380

Fax:  (414) 973-4357

E-mail: krajcir@arinet.com